Exhibit 10.1

INDEMNITY AGREEMENT

This Indemnity Agreement (the “Agreement”), effective as of                      , 2004 between Internet America, Inc., a Texas corporation (the “Company”), and                  (“Indemnitee”).

RECITALS:

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or an officer of the Company;

WHEREAS, both the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of companies in today’s environment;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under Company directors’ and officers’ liability insurance policies.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions:

(a)	Claim: any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative or other, including, without limitation, an action by or in the right of the Company or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, or any federal, state or local government or agency thereof, whether predicated on foreign, federal, state or local law and whether formal or informal.

(b)	Expenses: include attorneys’ fees, court costs and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend any Claim relating to any Indemnifiable Event.

(c)	Indemnifiable Event: any event or occurrence that takes place prior to or after the execution of this Agreement related to the fact that Indemnitee is or was or has agreed to become a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of the Company, or is or was serving or has agreed to serve in any capacity, at the request of the Company, in any other corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement.

2. Basic Indemnification Arrangement:

(a)	In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee (without regard to the negligence or other fault of the Indemnitee) to the fullest extent permitted by applicable law, as soon as practicable but in no event later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, costs, losses, damages, liabilities, fines, penalties, excise taxes and amounts paid or to be paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, costs, losses, damages, liabilities, fines, penalties, excise taxes or amounts paid or to be paid in settlement) of such Claim. If Indemnitee makes a request to be indemnified under this Agreement, the Board of Directors (acting by a quorum consisting of directors who are not parties to the Claim with respect to an Indemnifiable Event or, if such a quorum is not obtainable, acting upon an opinion in writing of independent legal counsel selected in accordance with Article 2.02-1(F) of the Texas Business Corporations Act (“Board Action”)) shall, as soon as practicable but in no event later than thirty days after such request, authorize such indemnification.

(b)	Notwithstanding anything in the Articles of Incorporation, the Bylaws or this Agreement to the contrary, if so requested by Indemnitee, the Company shall advance (within two business days of such request) any and all Expenses relating to a Claim to Indemnitee (an “Expense Advance”), upon the receipt of a written affirmation by Indemnitee that he believes, in good faith, that he has met the standard of conduct necessary for indemnification under the Texas Business Corporations Act and of a written undertaking by or on behalf of Indemnitee to repay such Expense Advance (without interest) if a judgment or other final adjudication or determination adverse to Indemnitee establishes that Indemnitee, with respect to such Claim, is not eligible for indemnification.

(c)	If there has been no Board Action or if Board Action determines that Indemnitee would not be permitted to be indemnified, in any respect, in whole or in part, in accordance with Section 2(a) of this Agreement, Indemnitee shall have the right to commence litigation in the court which is hearing the action or proceeding relating to the Claim for which indemnification is sought or in any court in the State of Texas having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any Board Action or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Notwithstanding anything in the Articles of Incorporation, the Bylaws or this Agreement to the contrary, if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under this Agreement, the Articles of Incorporation or Bylaws of the Company or applicable law, any Board Action that Indemnitee would not be permitted to be indemnified in accordance with Section 2(a) of this Agreement shall not be binding. Any Board Action not followed by such litigation shall be conclusive and binding on the Company and Indemnitee.

(d)	In making a determination with respect to entitlement for indemnification hereunder, Indemnitee shall be presumed to be entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with this Section 2. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company, including financial statements, or information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or counsel selected by a committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker or other expert selected with reasonable care by the Company or the Board or any committee of the Board. The provisions of this Section 2(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met any applicable standards of conduct.

3. Establishment of Trust. In the event that Indemnitee shall, in his/her sole discretion, determine, in light of existing insurance coverage, the Company’s financial condition, the existence of potential or threatened claims and any other facts or circumstances deemed appropriate, that the Company may be unable to meet its obligations to Indemnitee under this Agreement, the Company shall, upon the written request of Indemnitee, create and fund a trust fund (the “Trust”) for the benefit of the Indemnitee in accordance with this paragraph and from time to time, upon written request of Indemnitee to the Company, shall fund such Trust in an amount, as set forth in such request, sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, costs, losses, damages, liabilities, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. The terms of the Trust are (i) the Trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee; (ii) the trustee of the Trust (the “Trustee”) shall advance, within two business days of a request by Indemnitee, any and all Expenses to Indemnitee, not advanced directly by the Company to Indemnitee (and Indemnitee hereby agrees to reimburse the Trust under the circumstances under which Indemnitee would be required to reimburse the Company under Section 2(b) of this Agreement); (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligations set forth above; (iv) the Trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in such Trust shall revert to the Company upon a final determination by Board Action or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be chosen by Indemnitee. Nothing in this Section 3 shall relieve the Company of any of its obligations under this Agreement.

4. Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any claim asserted by or action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under law, this Agreement, or any other agreement or Bylaw or Article of Incorporation of the Company now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

5. Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, costs, losses, damages, liabilities, fines, penalties, excise taxes and amounts paid or to be paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims, relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, Indemnitee shall be indemnified against any and all Expenses, judgments, costs, losses, damages, liabilities, fines, penalties, excise taxes and amounts paid or to be paid in settlement of such Claim. In connection with any determination by Board Action, or a court of competent jurisdiction that Indemnitee is not entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

6. No Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not of itself create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or this Agreement.

7. Contribution. In the event that the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, costs, losses, damages, liabilities, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Claim relating to an Indemnifiable Event, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such action by Board Action or by the court before which such action was brought in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such action; and/or (ii) the relative fault of the Company (and its other directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s). Indemnitee’s right to contribution under this Paragraph 7 shall be determined in accordance with, pursuant to and in the same manner as, the provisions in Paragraphs 2 and 4 hereof relating to Indemnitee’s right to indemnification under this Agreement.

8. Notice to the Company by Indemnitee. Indemnitee agrees to promptly notify the Company in writing upon being served with or having actual knowledge of any citation, summons, complaint, indictment or any other similar document relating to any action which may result in a claim of indemnification or contribution hereunder.

9. Non-exclusivity, Etc. The right of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Articles of Incorporation or Bylaws or the Texas Business Corporations Act or otherwise, and nothing herein shall be deemed to diminish or otherwise restrict Indemnitee’s right to indemnification under any such other provision. To the extent applicable law or the Articles of Incorporation or the Bylaws of Company, as in effect on the date hereof or at any time in the future, permit greater indemnification than as provided for in this Agreement, the parties hereto agree that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such law or provision of the Articles of Incorporation or Bylaws and this Agreement shall be deemed amended without any further action by the Company or Indemnitee to grant such greater benefits. Indemnitee may elect to have Indemnitee’s right hereunder interpreted on the basis of applicable law in effect at the time of execution of this Agreement, at the time of the occurrence of the Indemnifiable Event giving rise to a Claim or at the time indemnification is sought.

10. Liability Insurance.

(a) To the extent the Company maintains at any time an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other Company director or officer under such insurance policy. The purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the parties hereto, and the execution and delivery of this Agreement shall not in any way be construed to limit or affect the rights and obligations of the Company and/or of the other parties under any such insurance policy.

(b) For seven years (or such longer period of time as Indemnitee could be subject to any Claim) after the Indemnitee no longer serves as a director or officer of the Company, the Company shall continue to provide directors’ and officers’ liability insurance covering events occurring during his service with the Company on terms no less favorable in terms of coverage and amount than any insurance maintained by the Company at the date of the Indemnitee’s separation from the Company.

11. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that, if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

12. Notice Compliance The Company agrees to comply with all shareholder notice requirements under the Texas Business Corporations Act in the event any indemnification or advance of expenses is provided under the Agreement or pursuant to the Articles of Incorporation or Bylaws of the Company.

13. Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery with respect to such payment of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

15. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder.

16. Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable against and by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director and/or officer of the Company or of any other enterprise at the Company’s request.

17. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions thereof (including any provisions within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

18. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid:

If to Indemnitee:

If to the Company:	Internet America, Inc.
350 N. St. Paul, Suite #3000
Dallas, TX 75201
Attention: President

19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the effective date above.

INTERNET AMERICA, INC.

By:
William E. Ladin, Jr.
President and Chief Executive Officer

INDEMNITEE

By: